Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts:
Mel Stephens
(248) 447-1624

Joel Elsesser
(248) 447-5512

Lear Appoints Frank C. Orsini EVP and President of Seating and Jeneanne M. Hanley SVP and President of E-Systems

Southfield, Mich., March 1, 2018 – Lear Corporation (NYSE: LEA), a leading global supplier of automotive seating and electrical systems, today announced that Frank C. Orsini has been appointed Executive Vice President and President of Seating and Jeneanne M. Hanley has been appointed Senior Vice President and President of E-Systems, effective immediately.

“We are very fortunate to have a deep bench of industry-leading talent,” said Ray Scott, Lear’s president and chief executive officer. “Each of the two executives who we are appointing to new senior leadership positions today has more than 20 years of broad operational and strategic experience in both of our business segments, and outstanding records of achievement. Both are inspirational leaders and consummate team players. I am confident that Frank and Jeneanne will continue to deliver superior results in their respective business units and work together to realize the unique synergies available to Lear as our Seating and E-Systems businesses converge and complement one another.”

Since joining Lear in 1994, Orsini has held a series of positions of increasing responsibility in Seating as well as in E-Systems. In 2012, he was appointed Senior Vice President and President of Lear’s E-Systems business, where he has delivered record sales, earnings and margins. Orsini earned a Bachelor’s degree from Oakland University and an executive Master of Business Administration degree from Michigan State University.

Hanley also joined Lear in 1994, and has held a series of positions of increasing responsibility in Seating and E-Systems. In 2012, she was named Vice President, Americas Seating, where she had responsibility for the Company’s Just-in-Time Seating operations in the U.S., Canada, Mexico, Brazil and Argentina covering 29 manufacturing plants and 14,500 employees. Most recently, Jeneanne served as Vice President, Global Seat Surface Materials and Craftsmanship. Hanley earned a Bachelor’s of Science degree in Mechanical Engineering and a Master of Business Administration from the University of Michigan.

About Lear Corporation

Lear Corporation was founded in Detroit in 1917 as American Metal Products. Today, Lear is one of the world’s leading suppliers of automotive seating and electrical systems (E-Systems). Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 165,000 employees at 257 locations in 39 countries. Lear currently ranks #151 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at lear.com or follow us on Twitter @LearCorporation.

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